                                                                                                       Exhibit 99.2
TRANSACT TECHNOLOGIES REPORTS THIRD QUARTER REVENUE OF $16.8 MILLION
AND DILUTED EPS OF $0.17

- Gross Margin Improves 600 Basis Points to 43.0%; Adjusted Operating Income Rises 87% to $2.1 Million; and Adjusted EBITDA Increases 58% to $2.6 Million -

Hamden, CT – November 7, 2013 – TransAct Technologies Incorporated (Nasdaq: TACT) (“TransAct’ or the “Company”) today reported operating results for the third quarter ended September 30, 2013, as summarized below:

Summary of 2013 Q3 Results
(In millions, except per share and percentage data)

	Three Months Ended September 30,
	2013	2012
Net sales	$16.8	$15.4
Gross profit	$7.2	$5.7
Gross margin	43.0%	37.0%
Operating income	$1.9	$0.0
Net income	$1.5	$0.0
Diluted earnings per share	$0.17	$0.00

Adjusted EBITDA(1)	$2.6	$1.6
Adjusted operating income(2)	$2.1	$1.1
Adjusted net income(2)	$1.5	$0.7
Adjusted diluted earnings per share(2)	$0.18	$0.08

(1)
Adjusted EBITDA is defined as net income before net interest expense, income taxes, depreciation, amortization and stock-based compensation and adjusted for the impact of restructuring expenses and certain legal fees as described later in this release.  A reconciliation of Adjusted EBITDA to net income, the most comparable Generally Accepted Accounting Principles (“GAAP”) financial measure, can be found attached to this release.

(2)	Reconciliations of GAAP earnings financial metrics to corresponding non-GAAP financial measures can be found attached to this release.

Bart Shuldman, Chairman and Chief Executive Officer of TransAct, commented, “Our 2013 third quarter operating results, including significant year-over-year growth in revenue, gross margin, EBITDA and diluted EPS, reflect the benefit of technology investments we made that have resulted in new products for new market opportunities.  The Company’s expertise in the development of new value added solutions for transaction-based businesses is allowing TransAct to diversify its revenue base while simultaneously growing our leadership position in established markets.

“For example, TransAct continues to extend its leadership position in the global casino industry as reflected by consistent market share increases for our Epic 950® thermal printer.  Similarly, we are seeing accelerated growth in the number of casinos that recognize the value our Epicentral® promotional and couponing system delivers in growing their revenues.  Epicentral continues to improve performance metrics at casinos where it is deployed, driving increased visitation, new enrollment in loyalty programs, and additional play which results in higher revenue and solid investment returns for our customers.  Thus far in 2013 we have secured agreements with eight new casinos to deploy Epicentral, bringing us to nine casinos that have or will install the system on a total of over 12,000 electronic gaming machines.  In addition, during the quarter, the leading worldwide distributor of gaming products, Suzo-Happ, selected TransAct to be their exclusive provider of gaming printer solutions.  We expect market penetration of our Epic 950 printer and the Epicentral system to continue to grow over the balance of this year and throughout 2014 as we leverage our industry leading technology and solutions with Suzo-Happ’s powerful distribution network.

“Our revenue and market diversification efforts are also generating success as the 2013 third quarter marked the second consecutive quarter in which sales of the Ithaca® 9700 food safety terminal comprised over 50% of revenue generated by our food safety, point-of-sale and banking unit.  The Ithaca 9700 is garnering strong industry interest and acceptance from a wide range of restaurant and food service operators as reflected by sales to over 20 customers to date and the growing number of product trials currently underway.  Our ability to work closely with restaurant and food service operators to provide them with customized menus, nutritional labels, food segmentation and other custom design solutions has positioned the Ithaca 9700 as the leading solution addressing a large, untapped global market opportunity.  We expect the level of trials for, and customer acceptance of, the Ithaca 9700 to remain consistent over the next several quarters before accelerating in mid-2014 when we believe our over 120 trials will begin converting to sales at a faster pace.

“We are also making continued progress in demonstrating the value of our Printrex color printers for the global oil and gas exploration industry.  The Printrex 920 color truck and off-shore logging printer is being tested and/or evaluated by over 20 operators and industry feedback and interest is growing; and the Printrex 980 color office printer continues to gain traction and is contributing to growth in recurring consumables revenue.  We expect to continue the process of integrating these color printing solutions into our customers’ systems into 2014 and as customer testing and evaluation continues, we expect to begin addressing the multi-year replacement market opportunity for our large installed base of black and white printers and to benefit from a related acceleration in high-margin recurring revenue growth in 2015.”

Mr. Shuldman concluded, “Our 2013 new product acceptance and operating and financial progress has established a solid foundation for TransAct’s future growth.  Our strategic focus on developing industry-leading solutions that help our customers grow their revenue and operate more efficiently has positioned TransAct with growth opportunities in established and new addressable markets including casino promotional and couponing systems, food safety, and oil and gas exploration.  In addition, we expect to continue our new product introduction momentum with three new planned product launches in 2014.  We remain focused on building on the momentum achieved so far in 2013 as we believe an increasing level of sales of our newest products will drive sustainable gains in industry market share, revenue, gross margin and diluted EPS, and create new value for our shareholders in 2014 and beyond.”

Summary of 2013 Third Quarter Operating Results
TransAct generated 2013 third quarter net sales of $16.8 million compared with net sales of $15.4 million for the 2012 third quarter.  Casino and gaming revenue increased $1.4 million, or 23%, to $7.5 million from $6.1 million in the prior year period, driven by a 72% year-over-year rise in domestic casino and gaming sales, including higher Epicentral software sales.  Food safety, point-of-sale (POS) and banking net sales increased 101%, or $1.9 million, to $3.7 million compared to $1.8 million in the prior year period.  The increase is attributable to the benefit of the second consecutive quarter of volume sales of the Ithaca® 9700 food safety terminals for quick service and casual restaurant franchises, as well as a modest increase in revenue from sales of TransAct’s thermal printers to McDonalds.  Lottery sales for the 2013 third quarter declined to $1.0 million from $2.5 million in the 2012 third quarter reflecting the timing of orders from GTECH.  Printrex® oil and gas printer net sales were down slightly to $1.1 million in the 2013 third quarter from $1.2 million in the year-ago period as sales of TransAct’s new color printers were more than offset by a decline in sales of legacy black and white printers.  The Company’s TransAct Services Group recorded net sales of $3.5 million compared to net sales of $3.8 million in the year-ago period.

Reflecting the Company’s strategic shift toward higher value products, gross margin improved 600 basis points to 43.0% from 37.0% in the third quarter of 2012.  The higher quarterly revenue and gross margin resulted in a 27% increase in gross profit to $7.2 million compared to gross profit of $5.7 million in the year-ago quarter.  Total operating expenses for the 2013 third quarter declined to $5.3 million from $5.6 million a year ago.  Selling and marketing expenses increased $0.5 million to $2.1 million, reflecting the timing of the annual G2E trade show which took place in the third quarter this year compared to the fourth quarter in 2012, and the addition of sales staff and higher marketing expenses to support the Company’s recently introduced food safety and Printrex products.  General and administrative expenses increased by $0.1 million primarily due to higher costs related to the recruitment of new sales and support staff.  In addition, TransAct incurred approximately $0.1 million in legal fees related to the lawsuit with Avery Dennison Corporation in the 2013 third quarter compared to $1.0 million in the year-ago period.

Operating income for the 2013 third quarter was $1.9 million compared to $0.0 million in the 2012 third quarter.  Excluding the impact from several items (see details later in the release), TransAct generated adjusted operating income of $2.1 million, or 12.3% of net sales, compared with adjusted operating income of $1.1 million, or 7.2% of net sales, in the year-ago period.  Net income in the 2013 third quarter was $1.5 million, or $0.17 per diluted share, compared to break-even results in the prior-year period.  Adjusted net income was $1.5 million, or $0.18 per diluted share, compared to $0.7 million, or $0.08 per diluted share, in the 2012 third quarter.

Consistent Cash Generation Supports Growth Initiatives and Return of Capital to Shareholders
As of September 30, 2013, TransAct had approximately $2.8 million of cash and cash equivalents and no debt.  In the first nine months of 2013, the Company generated cash from operating activities of $2.0 million and free cash flow (cash from operating activities less capital expenditures) of $1.4 million.  TransAct repurchased 490,000 shares of its common stock, or approximately 5.6%, of the Company’s outstanding common stock at the time of the transaction, in the 2013 third quarter at an average price of $8.79 per share for total consideration of $4.3 million, and has repurchased approximately 604,200 shares of its common stock in the first nine months of 2013 for total consideration of approximately $5.2 million.  The Company also paid a dividend to shareholders of $0.07 per share during the third quarter.  Reflecting the share repurchase activity and the quarterly dividend, TransAct returned $4.9 million to shareholders in the 2013 third quarter.

Steve DeMartino, President and Chief Financial Officer of TransAct, commented, “Our investments in value adding technology solutions have positioned TransAct to achieve continued revenue, operating income and EBITDA growth.  In addition, our disciplined management of operating expenses is contributing to solid cash flow from operations and allowing us to invest in new products that will benefit future operating results as we address new market and revenue opportunities across multiple verticals while simultaneously continuing to return capital to shareholders.  Through opportunistic share repurchases and the quarterly dividend, we returned nearly $5 million to shareholders in the 2013 third quarter and over the last seven quarters we have returned a total of over $13.4 million to shareholders including the repurchase of approximately 14% of our common stock.”

2013 Third Quarter Conference Call and Webcast
TransAct is hosting a conference call and webcast today, November 7, 2013, beginning at 4:30 p.m. ET.  Both the call and the webcast are open to the general public.  The conference call number is 678-825-8259 (domestic or international).  Please call five minutes prior to the presentation to ensure that you are connected.

Interested parties may also access the conference call live on the Internet at www.transact-tech.com (select “Investor Relations” followed by “Events & Presentations”).  Approximately two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location.

Non-GAAP Financial Measures
TransAct has provided adjusted non-GAAP financial measures because the Company believes that these amounts are helpful to investors and others to more accurately assess the ongoing nature of TransAct's core operations.  The adjusted non-GAAP measures exclude the effect in the applicable periods presented of non-GAAP adjustments contained in the tables included with this release.  These items have been excluded from adjusted non-GAAP financial measures as management does not believe that they are representative of underlying trends in the Company's performance.  Their exclusion provides investors and others with additional information to more readily assess the Company's operating results.  The Company uses the non-GAAP financial measures internally to focus management on the results of the Company's core business. The presentation of this additional non-GAAP information is not considered superior to or a substitute for the financial information prepared in accordance with GAAP.

Adjusted operating income is defined as operating income adjusted for the impact of acquisition related expenses, business consolidation and restructuring expenses and legal fees related to the lawsuit with Avery Dennison Corporation.

Adjusted net income is defined as net income adjusted for the tax-effected impact of acquisition related expenses, business consolidation and restructuring expenses and legal fees related to the lawsuit with Avery Dennison Corporation.

Adjusted diluted earnings per share is defined as Adjusted Net Income divided by diluted shares outstanding.

About TransAct Technologies Incorporated
TransAct Technologies Incorporated is a leader in developing and manufacturing market-specific solutions, including printers, terminals, software and other products for transaction-based and other industries.  These industries include casino and gaming, lottery, food safety, banking, point-of-sale, hospitality, oil and gas, and medical and mobile.  Each individual market has distinct, critical requirements for printing and the transaction is not complete until the receipt and/or ticket is produced.  TransAct printers and products are designed from the ground up based on market-specific requirements and are sold under the Ithaca®, Epic, EPICENTRAL® and Printrex® product brands.  TransAct distributes its printers through OEMs, value-added resellers, selected distributors, and direct to end-users.  TransAct has over 2.4 million printers installed around the world.  TransAct is also committed to providing world-class printer service, spare parts, accessories and printing supplies to its growing worldwide installed base of printers.  Through its TransAct Services Group, TransAct provides a complete range of supplies and consumable items used in the printing and scanning activities of customers in the hospitality, banking, retail, gaming, government and oil and gas exploration markets.  Through its webstore, http://www.transactsupplies.com, and a direct selling team, TransAct addresses the on-line demand for these products.  TransAct is headquartered in Hamden, CT. For more information, please visit http://www.transact-tech.com or call 203.859.6800.

Forward-Looking Statements
Certain statements in this press release include forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as "may", "will", "expect", "intend", "estimate", "anticipate", "believe" or "continue" or the negative thereof or other similar words.  All forward-looking statements involve risks and uncertainties, including, but are not limited to, customer acceptance and market share gains, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; our competitors introducing new products into the marketplace; our ability to successfully develop new products; our dependence on significant customers; our dependence on significant vendors; dependence on contract manufacturers for the assembly of a large portion of our products in China; our ability to protect intellectual property; our ability to recruit and retain quality employees as the Company grows; our dependence on third parties for sales outside the United States, including Australia, New Zealand, Europe, Latin America and Asia; the economic and political conditions in the United States, Australia, New Zealand, Europe, Latin America and Asia; marketplace acceptance of new products; risks associated with foreign operations; the availability of third-party components at reasonable prices; price wars or other significant pricing pressures affecting the Company's products in the United States or abroad; risks associated with potential future acquisitions; our new line of food safety and oil and gas products will drive increased adoption by customers; the outcome of the lawsuit between TransAct and Avery Dennison Corporation; and other risk factors detailed from time to time in TransAct's reports filed with the Securities and Exchange Commission.  Actual results may differ materially from those discussed in, or implied by, the forward-looking statements.  The forward-looking statements speak only as of the date of this release and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

# # #

Investor Contact:
Steve DeMartino                                                                                     Richard Land, Joseph Jaffoni, Jim Leahy
President and Chief Financial Officer                                                   JCIR
TransAct Technologies Incorporated                                                 212-835-8500 or tact@jcir.com
203-859-6810
- Financial tables follow -

TRANSACT TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended
(In thousands, except per share amounts)	September 30,		September 30,
	2013	2012	2013	2012
Net sales	$16,768	$15,358	$47,613	$48,770
Cost of sales	9,562	9,679	27,522	30,471
Gross profit	7,206	5,679	20,091	18,299

Operating expenses:
Engineering, design and product development	1,041	1,087	3,048	3,252
Selling and marketing	2,059	1,571	5,702	4,846
General and administrative	2,049	1,919	5,819	5,822
Legal fees associated with lawsuit	142	1,036	398	1,507
Business consolidation and restructuring	-	23	-	140
	5,291	5,636	14,967	15,567
Operating income	1,915	43	5,124	2,732

Other income (expense):
Interest, net	(8)	3	(9)	7
Other, net	(22)	(10)	11	(21)
	(30)	(7)	2	(14)

Income before income taxes	1,885	36	5,126	2,718
Income tax provision	434	13	1,300	979
Net income	$1,451	$23	$3,826	$1,739

Net income per common share:
Basic	$0.17	$0.00	$0.44	$0.19
Diluted	$0.17	$0.00	$0.44	$0.19

Shares used in per share calculation:
Basic	8,582	8,822	8,675	9,110
Diluted	8,695	8,911	8,759	9,205

SUPPLEMENTAL INFORMATION – SALES BY SALES UNIT:
	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
Food safety, point-of-sale and banking	$3,670	$1,829	$9,107	$6,841
Casino and gaming	7,511	6,100	21,573	22,623
Lottery	1,025	2,454	2,889	5,212
Printrex	1,111	1,209	3,486	3,622
TransAct Services Group	3,451	3,766	10,558	10,472
Total net sales	$16,768	$15,358	$47,613	$48,770

TRANSACT TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
	September 30,	December 31,
(In thousands)	2013	2012
Assets:
Current assets:
Cash and cash equivalents	$2,755	$7,537
Accounts receivable, net	15,561	15,927
Inventories	12,896	10,321
Deferred tax assets	1,443	1,443
Other current assets	534	471
Total current assets	33,189	35,699

Fixed assets, net	2,946	3,302
Goodwill	2,621	2,621
Deferred tax assets	1,104	1,172
Intangible assets, net	1,984	2,328
Other assets	67	106
	8,722	9,529
Total assets	$41,911	$45,228

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$5,847	$6,422
Accrued liabilities	3,120	2,927
Income taxes payable	26	629
Accrued contingent consideration	230	136
Deferred revenue	155	93
Total current liabilities	9,378	10,207

Deferred revenue, net of current portion	170	168
Deferred rent, net of current portion	261	308
Accrued contingent consideration, net of current portion	530	824
Other liabilities	163	352
	1,124	1,652
Total liabilities	10,502	11,859

Shareholders’ equity:
Common stock	110	109
Additional paid-in capital	27,096	25,940
Retained earnings	26,796	24,708
Accumulated other comprehensive loss, net of tax	(66)	(55)
Treasury stock, at cost	(22,527)	(17,333)
Total shareholders’ equity	31,409	33,369
Total liabilities and shareholders’ equity	$41,911	$45,228

TRANSACT TECHNOLOGIES INCORPORATED
RECONCILIATION OF GAAP EARNINGS FINANCIAL MEASURES TO CORRESPONDING NON-GAAP FINANCIAL MEASURES
(Unaudited)

(In thousands, except percentages and per share amounts)
	Three months ended September 30, 2013
	Reported	Adjustments(1)	Adjusted Non-GAAP
Operating expenses	$5,291	$(142)	$5,149
% of net sales	31.6%		30.7%

Operating income	1,915	142	2,057
% of net sales	11.4%		12.3%

Income before income taxes	1,885	142	2,027
Income tax provision	434	48	482
Net income	1,451	94	1,545
Diluted net income per share	$0.17	$0.01	$0.18

(1)	Adjustment includes $142 of legal and other expenses related to the lawsuit with Avery Dennison Corporation, tax effected using an effective tax rate of 33.5%.

	Three months ended September 30, 2012
	Reported	Adjustments (2)	Adjusted Non-GAAP
Operating expenses	$5,636	$(1,059)	$4,577
% of net sales	36.7%		29.8%

Operating income	43	1,059	1,102
% of net sales	0.3%		7.2%

Income before income taxes	36	1,059	1,095
Income tax provision	13	381	394
Net income	23	678	701
Diluted net income per share	$0.00	$0.08	$0.08

(2)
Adjustment includes (i) $1,036 of legal and other expenses related to the lawsuit with Avery Dennison Corporation and (ii) a restructuring charge of $23 for employee termination benefits and moving expenses associated with the closing of the Printrex manufacturing facility in San Jose, CA during 2012, tax effected using an effective tax rate of 36.0%.

TRANSACT TECHNOLOGIES INCORPORATED
RECONCILIATION OF GAAP EARNINGS FINANCIAL MEASURES TO CORRESPONDING NON-GAAP FINANCIAL MEASURES
(Unaudited, thousands of dollars, except percentages and per share amounts)

	Nine months ended September 30, 2013
	Reported	Adjustments(3)	Adjusted Non-GAAP
Operating expenses	$14,967	$(198)	$14,769
% of net sales	31.4%		31.0%

Operating income	5,124	198	5,322
% of net sales	10.8%		11.2%

Income before income taxes	5,126	198	5,324
Income tax provision	1,300	66	1,366
Net income	3,826	132	3,958
Diluted net income per share	$0.44	$0.01	$0.45

(3)
Adjustment includes (i) $200 of income related to an adjustment to accrued contingent consideration from the Printrex acquisition and (ii) $398 of legal and other expenses related to the lawsuit with Avery Dennison Corporation.  Such adjustments were tax effected using an effective tax rate of 33.5%.

	Nine months ended September 30, 2012
	Reported	Adjustments (4)	Adjusted Non-GAAP
Operating expenses	$15,567	$(1,647)	$13,920
% of net sales	31.9%		28.5%

Operating income	2,732	1,647	4,379
% of net sales	5.6%		9.0%

Income before income taxes	2,718	1,647	4,365
Income tax provision	979	593	1,572
Net income	1,739	1,054	2,793
Diluted net income per share	$0.19	$0.11	$0.30

(4)
Adjustment includes (i) $1,507 of legal and other expenses related to the lawsuit with Avery Dennison Corporation and (ii) a restructuring charge of $140 for employee termination benefits and moving expenses associated with the closing of the Printrex manufacturing facility in San Jose, CA during 2012, tax effected using an effective tax rate of 36.0%.

TRANSACT TECHNOLOGIES INCORPORATED
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended
(In thousands)	September 30,
	2013	2012
Net income	$1,451	$23

Interest (income) expense, net	8	(3)
Income tax provision	434	13
Depreciation and amortization	428	429

EBITDA	2,321	462

Share-based compensation expense	121	118
Legal fees associated with lawsuit	142	1,036
Business consolidation and restructuring	-	23

Adjusted EBITDA	$2,584	$1,639